Exhibit 10.12

January 30, 2004

Scott Tandy

Dear Scott:

PortalPlayer, Inc. is pleased to offer you the following position:
Title: VP Strategic Marketing
Reporting to:	Gary Johnson
Initial salary:	$150,000 (annualized salary)

Stock Options. It will be recommended, subject to the approval of our Board of Directors, that your receive 252,000 employee stock options under the provisions of PortalPlayer’s Employee Stock Option Plan. Such options shall vest over four years with a fourth of the options vesting at the end of the first year and then monthly thereafter. The preceding statements regarding stock options do not constitute a promise of compensation and are not intended to create any obligation on the part of the Company.

Bonus. You are eligible to receive a one time sign on bonus of $5,000.

Benefits. PortalPlayer has an attractive benefits package for employees including major medical, dental and life insurance programs, disability plans, paid time off, and 401(k) retirement savings plan.

Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, attached as Exhibit A.

Verification of Right to work in the United States. In order to comply with the Immigration Reform and Control Act of 1986, you are required to produce on your first day of employment, documents which will prove your legal right to work in the United States. These documents include: a passport, or alien registration card, OR one document evidencing employment authorization, AND one document evidencing identity.

This offer is contingent upon verification of these documents as well as the background and educational information, which you have supplied including information on your employment application.

Entire Agreement. This letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

Should you accept this offer, you will be an at-will employee of the Company, which means the employment relationships can be terminated by either of us for any reason or no reason, at any time and without notice. Any statements or representations to the contrary should be regarded by you as ineffective. Your participation in any stock option plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

You acknowledge that this offer is made to you in confidence. The Company asks that you not disclose its terms to anyone outside of your immediate family.

This offer will expire February 1st, 2004, 5:00pm. As confirmation of your acceptance, please sign and return a copy of this letter as soon as possible, or fax this letter to my attention to 408-521-7033. If you have any questions regarding PortalPlayer’s policies or procedures, or your offer, please don’t hesitate to call me at 408 521-7030.

We’re looking forward to your joining PortalPlayer’s team and are confident you will make a major contribution to our company.

AGREED AND ACCEPTED:	Sincerely,

1-Feb-03	/s/ Gary Johnson
PortalPlayer, Inc.
Gary Johnson
CEO

/s/ Scott Tandy
Scott Tandy

Start Date: February 23rd, 2004 or earlier

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